Exhibit 99.2

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our Consolidated Financial Statements and related notes included in Exhibit 99.1 of this Form 8-K. Historical results and percentage relationships set forth in the Consolidated Statements and accompanying notes, including trends which might appear, should not be taken as indicative of future operations.

In this discussion, the terms “we,” “us,” “our” and the “Operating Partnership” refer to Brixmor Operating Partnership LP and its subsidiaries.

Information related to our financial condition and results of operations as of and for periods ending prior to June 27, 2011 represents that of our Predecessor and information related to our financial condition and results of operations as of and for the periods ending after June 27, 2011 represents that of our Successor due to the Acquisition (as defined below) which occurred on June 28, 2011and was accounted for as a business combination. Therefore, the bases of the assets and liabilities associated with our Predecessor are not comparable to those of our Successor and the results of operations associated with our Successor would not have been the same had the Acquisition not occurred.

This discussion and analysis contains forward-looking statements based upon our current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in Brixmor Property Group Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2013.

Executive Summary
Our Operating Partnership
We are a Delaware limited partnership that owns and operates the largest wholly owned portfolio of grocery-anchored community and neighborhood shopping centers in the United States. Our high quality national portfolio is diversified by geography, tenancy and retail format, and our shopping centers are primarily anchored by market-leading grocers.

The sole general partner of the Operating Partnership is Brixmor OP GP LLC, an entity that is wholly owned by BPG Subsidiary Inc. (“BPG Sub”). All of the outstanding common stock of BPG Subsidiary Inc. is owned by Brixmor Property Group Inc. (“BPG”), which is publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “BRX.” The limited partners of the Operating Partnership are BPG Sub, and other limited partners consisting of certain investment funds affiliated with The Blackstone Group L.P. (together with such affiliates, “Blackstone” or our “Sponsor”) and current or former members of our management. BPG has made an election to qualify, and believes it is operating so as to qualify, as a Real Estate Investment Trust (“REIT”) for United States federal income tax purposes. Generally, a REIT is entitled to a deduction for dividends that it pays and therefore will not be subject to United States federal corporate income tax on its net taxable income that is currently distributed to its stockholders. To qualify as a REIT, certain income, asset, distribution, and organization tests must be satisfied. Although we are not classified as a REIT, we operate under REIT regulations so as to enable BPG to continue to qualify for REIT status.

Our primary objective is to maximize returns to our partners through a combination of growth and value-creation at the asset level supported by stable cash flows. We seek to achieve this through ownership of a large, high quality, diversified portfolio of primarily grocery-anchored community and neighborhood shopping centers and by creating meaningful net operating income (“NOI”) growth from this portfolio. We expect that the major drivers of this growth will be a combination of occupancy increases across both our anchor and small shop space, positive rent spreads from below-market in-place rents and significant near-term lease rollover, annual contractual rent increases across the portfolio and the realization of embedded anchor space repositioning / redevelopment opportunities.

We expect the following set of core competencies to position us to execute on our growth strategies:

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Anchor Space Repositioning / Redevelopment Expertise - We have been a top redeveloper over the past decade, according to Chain Store Age magazine, having completed anchor space repositioning / redevelopment projects totaling approximately $1 billion since January 1, 2003.

•
Expansive Retailer Relationships - We believe that given the scale of our asset base and our nationwide footprint, we have a competitive advantage in supporting the growth plans of the nation’s largest retailers. We believe that we are the largest landlord by gross leasable area (“GLA”) to Kroger and TJX Companies, as well as a key landlord to all major grocers and most major retail category leaders. We believe that our strong relationships with leading retailers affords us insight into their strategies and priority access to their expansion plans, enabling us to efficiently provide these retailers with space in multiple locations.

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Fully-Integrated Operating Platform - We operate with a fully-integrated, comprehensive platform both leveraging our national presence and demonstrating our commitment to a regional and local presence. We provide our tenants with personalized service through our network of three regional offices in Atlanta, Chicago and Philadelphia, as well as via 12 leasing and property management satellite offices throughout the country. We believe that this strategy enables us to obtain critical market intelligence and to benefit from the regional and local expertise of our workforce.

•
Experienced Management - Senior members of our management team are experienced real estate operators with deep industry expertise and retailer relationships and have an average of 26 years of experience in the real estate industry and an average tenure of 14 years with the Operating Partnership.

Acquisition and Comparability of Financial Results
On February 28, 2011, BPG, which owned 75.5% of the Operating Partnership as of December 31, 2013, agreed to purchase certain United States assets and the management platform of Centro Properties Group (“Centro”) and its managed funds, which we refer to as the “Acquisition.” On June 28, 2011, the Acquisition was consummated for approximately $9.0 billion, net of cash acquired of $0.1 billion. The consideration for the Acquisition included approximately $1.2 billion in cash and $7.8 billion of assumed indebtedness (the “Consideration”).

The Consideration was funded through an investment fund affiliated with BPG’s Sponsor making an initial capital contribution of approximately $1.7 billion and a contribution from an affiliated noncontrolling interest holder of $560.1 million. Following the closing of the Acquisition, we used $0.9 billion of the cash contributed to repay a portion of the outstanding indebtedness assumed. In addition, we obtained approximately $1.5 billion of debt financing, which is secured by 115 of our community and neighborhood shopping centers, and we repaid and/or refinanced approximately $2.4 billion of assumed indebtedness with the proceeds from this debt financing and cash contributed in connection with the Acquisition.

Prior to the Acquisition, we had nominal assets and operations and, as a result, the assets and management platform acquired constitute our Predecessor. The Predecessor comprises certain United States holding companies that indirectly own the acquired assets and historically conducted the activities of that business prior to the Acquisition. Due to these holding companies being under the common control of Centro, the financial information associated with our Predecessor has been presented on a combined consolidated basis under generally accepted accounting principles in the United States of America (“GAAP”) at its historical basis, which is not comparable to our basis in the acquired assets and management platform subsequent to the Acquisition. Moreover, due to the effects of the Acquisition, our results of operations subsequent to the Acquisition are not the same as they would have been had the Acquisition not occurred.

Initial Public Offering and IPO Property Transfers
On November 4, 2013, BPG completed an initial public offering (“IPO”) in which it sold approximately 47.4 million shares of its common stock, at an IPO price of $20.00 per share. BPG received net proceeds from the sale of shares in BPG's IPO of approximately $893.9 million after deducting $54.9 million in underwriting discounts, expenses and transaction costs. Of the total proceeds received, $824.7 million was used to pay down amounts outstanding under the Operating Partnership's Unsecured Credit Facility (see Note 6 for additional information).

In connection with BPG's IPO, the Operating Partnership acquired interests in 43 properties (the “Acquired Properties”) from Blackstone in exchange for 15.9 million common units of partnership interest (the “OP Units”) in the Operating Partnership having a value equivalent to the value of the Acquired Properties. In connection with the acquisition of the Acquired Properties, the Operating Partnership repaid $66.6 million of indebtedness to Blackstone attributable to certain of the Acquired Properties with a portion of the net proceeds of BPG's IPO. During the nine months ended September 30, 2014, the Operating Partnership repaid the remaining $7.6 million of indebtedness to Blackstone attributable to certain of the Acquired Properties.

Also in connection with BPG's IPO the Operating Partnership created a separate series of interest in the Operating Partnership (“Series A”) that allocated to certain funds affiliated with The Blackstone Group L.P. and Centerbridge Partners, L.P. (owners of the Operating Partnership prior to BPG's IPO) (the “pre-IPO owners”) all of the economic consequences of ownership of the Operating Partnership’s interest in 47 properties that the Operating Partnership historically held in its portfolio (the “Non-Core Properties”).  During 2013, the Operating Partnership disposed of 11 of the Non-Core Properties. During the nine months ended

September 30, 2014, the Operating Partnership caused its ownership interests in all but one of the remaining 36 Non-Core Properties to be transferred to the pre-IPO owners. The 35 Non-Core Properties distributed to the pre-IPO owners had a carrying value of $179.0 million and a fair value of $195.2 million resulting in a gain of $16.2 million. The one remaining Non-Core Property was transferred to the lender in satisfaction of the property's mortgage balance and, following such transfer, on March 28, 2014, the Series A was terminated. The operating results of the 44 wholly-owned Non-Core Properties, including the gain on disposition, are included in Discontinued operations on the Combined Consolidated Statements of Operations. The operating results of the remaining three Non-Core Properties, in which the Operating Partnership owned a 20% interest, are included in Equity in income of unconsolidated joint ventures within continuing operations, through their distribution date, on the Combined Consolidated Statements of Operations.

Factors That May Influence our Future Results
We derive our revenues primarily from rents (including percentage rents based on tenants' sales levels) and expense reimbursements due to us from tenants under existing leases at each of our properties. Expense reimbursements consist of payments made by tenants to us under contractual lease obligations for their proportional share of the property's operating expenses, insurance and real estate taxes.

The amount of rental income and expense reimbursements we receive is primarily dependent on our ability to maintain or increase rental rates and on our ability to lease available space, including renewing expiring leases. Factors that could affect our rental income include: (1) changes in national, regional or local economic climates; (2) local conditions, including an oversupply of space in, or a reduction in demand for, properties similar to those in our portfolio; (3) the attractiveness of properties in our portfolio to our tenants; (4) the financial stability of tenants, including the ability of tenants to pay rents; (5) in the case of percentage rents, our tenants' sales volumes; (6) competition from other available properties; (7) changes in market rental rates; and (8) changes in the regional demographics of our properties.

Our operating expenses include property-related costs, including repairs and maintenance, roof repair, landscaping, parking lot repair, snow removal, utilities, property insurance costs, security, ground rent expense related to ground lease payments for which we are the lessee and various other property related costs. Increases in our operating expenses, to the extent they are not offset by revenue increases, impact our overall performance. For a further discussion of these and other factors that could impact our future results, performance or transactions, see Item 1A. “Risk Factors” in Brixmor Property Group Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Portfolio and Financial Highlights

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As of December 31, 2013, we owned interests in 558 shopping centers, including 554 wholly owned shopping centers (the "Consolidated Portfolio") and four shopping centers held through unconsolidated joint ventures. The Consolidated Portfolio includes the 522 shopping centers in our "IPO Portfolio" and the 36 Non-Core Properties in which the Company had an ownership interest in as of December 31, 2013.

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Billed occupancy for the IPO Portfolio was 90.7% and 90.0% as of December 31, 2013 and 2012, respectively. Leased occupancy for the IPO Portfolio was 92.4% and 91.3% as of December 31, 2013 and 2012, respectively.

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During 2013, we executed 2,244 leases in our IPO Portfolio totaling 12.8 million square feet of GLA, including 787 new leases totaling 3.4 million square feet of GLA and 1,457 renewals totaling 9.4 million sq. ft. of GLA. The average ABR under the new leases increased 29.5% from the prior tenant’s ABR and increased 9.8% for both new and renewal leases on comparable space from the prior tenant’s ABR. The average ABR per leased square foot of these new leases in our IPO Portfolio is $13.69 and the average ABR per leased square foot of these new and renewal leases in our IPO Portfolio is $12.38. The cost per square foot for tenant improvements and leasing commissions for new leases was $12.58 and $2.98, respectively. The cost per square foot for tenant improvements and leasing commissions for renewal leases was $0.70 and $0.04, respectively.

•
During 2012, we executed 2,273 leases in our Consolidated Portfolio totaling 12.8 million sq. ft. of GLA, including 715 new leases totaling 3.5 million sq. ft. of GLA and 1,558 renewals totaling 9.2 million sq. ft. The average ABR under the new leases increased 20.1% from the prior tenants' ABR and increased 6.2% for both new and renewal leases on comparable space from the prior tenants' ABR. The average ABR per leased sq. ft. of these new leases was $11.86 and the average ABR per leased sq. ft. of these new and renewal leases was $11.95. The cost per sq. ft. for tenant improvements and leasing commissions for new leases was $11.46 and $1.77, respectively. The cost per sq. ft. for tenant improvements and leasing commissions for renewal leases was $0.80 and $0.02, respectively.

Acquisition Activity

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During the year ended December 31, 2013, in addition to the Acquired Properties, we acquired one retail building which was adjacent to one of our existing shopping centers for a purchase price of $5.1 million and the remaining 70% interest in a shopping center held through an unconsolidated joint venture for a net purchase price $18.7 million.

•
During the year ended December 31, 2012, we acquired three retail buildings which were adjacent buildings at certain of our existing shopping centers, for approximately $5.5 million. In addition, we acquired the remaining 50% ownership interest in a 41.6 acre land parcel for a purchase price of $0.5 million.

Disposition Activity

•	During the year ended December 31, 2013, we disposed of 18 shopping centers and three land parcels for aggregate proceeds of $59.0 million.

•	During the year ended December 31, 2012, we disposed of 19 shopping centers, two retail buildings and one land parcel for aggregate proceeds of $50.6 million.

Results of Operations
Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012
Revenues (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Revenues
Rental income	$887,819	$851,654	$36,165
Expense reimbursements	242,939	225,848	17,091
Other revenues	16,135	11,233	4,902
Total revenues	$1,146,893	$1,088,735	$58,158

Rental income
The increase in rental income for 2013 of $36.2 million, as compared to the corresponding period in 2012, was primarily due to a $25.0 million increase in ABR driven by (i) an increase in billed occupancy from 90.0% as of December 31, 2012 to 90.7% as of December 31, 2013, (ii) an increase in leasing spreads of 9.8% for both new and renewal leases, (iii) $9.7 million of ABR from the Acquired Properties, (iv) and a $2.5 million increase in the amortization of above and below market lease intangibles and lease settlement income. These increases were partially offset by a $1.6 million decrease in straight line rent.

Expense reimbursements
The increase in expense reimbursements for 2013 of $17.1 million, as compared to the corresponding period in 2012, was primarily due to an increase in reimbursable expenses and an increase in the recovery percentage which increased to 85.2% for 2013, as compared to 82.4% for the same period in 2012. The increased percentage of recoveries from tenants is primarily attributable to higher occupancy of our portfolio coupled with an increase in real estate taxes which have a higher recovery rate than operating expenses.

Other revenues
The increase in other revenues for 2013 of $4.9 million as compared to the corresponding period in 2012, was primarily due to $6.1 million of non-cash management fee income recorded in connection the vesting of equity incentive awards in the Acquired Properties. Certain of our employees have been granted equity incentive awards in the Acquired Properties. These awards were granted with service conditions and performance and market conditions. As the awards were granted to the employees under our management agreement with the owners of the Acquired Properties, we considered the amounts earned by the employees for the amortization of the awards at their fair value as measured at each reporting period to be a component of our management fees, and then recorded a corresponding amount for compensation expense. In connection with the IPO, based on the terms of these awards, all of such awards granted to our employees vested. In exchange for the vested incentive awards, the holders received vested OP Units. At the time of the IPO, we recorded $6.1 million of additional management fee income and additional compensation expense based upon the fair value of the OP Units issued at the date of grant.

Operating Expenses (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Operating expenses:
Operating costs	$116,566	$118,929	$(2,363)
Real estate taxes	168,555	155,210	13,345
Depreciation and amortization	438,730	488,714	(49,984)
Provision for doubtful accounts	10,920	11,544	(624)
Impairment of real estate assets	1,531	—	1,531
General and administrative	121,079	88,931	32,148
Total operating expenses	$857,381	$863,328	$(5,947)

Operating costs
The decrease in operating costs for 2013 of $2.4 million, as compared to the corresponding period in 2012, was due to decreased snow removal costs, decreased tenant related legal costs and decreased insurance costs partially offset by an increase in repairs and maintenance expenses.

Real estate taxes
The increase in real estate taxes for 2013 of $13.3 million, as compared to the corresponding period in 2012, was primarily due to increased assessments at certain properties, primarily in California, Illinois, Texas and New York, partially offset by decreases in assessments due to successful appeals of assessed values.

Depreciation and amortization
The decrease in depreciation and amortization for 2013 of $50.0 million, as compared to the corresponding period in 2012, was primarily due to tenant lease expirations and lease terminations associated with tenant improvements and in-place lease value intangible assets, partially offset by $7.4 million of depreciation and amortization recorded in connection with the Acquired Properties.

Provision for doubtful accounts
The decrease in the provision for doubtful accounts of $0.6 million for 2013, as compared to 2012, was primarily due to improving market conditions and operating environment of our tenants. The provision for doubtful accounts as a percentage of total revenues decreased from 1.06% for 2012 to 0.95% for 2013.

Impairment of real estate assets
During 2013, we recognized a $1.5 million impairment on the disposal of one land parcel. No impairments were recognized on real estate properties during 2012.

General and administrative
The increase in general and administrative costs for 2013 of $32.1 million, as compared to the corresponding period in 2012, primarily due to (i) $36.1 million increased stock-based compensation expense recorded in connection with the IPO partially offset by a $1.8 million decrease in personnel related expenses due to reductions in staff and $1.3 million decrease in professional fees.

Other Income and Expenses (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Other income (expense)
Dividends and interest	$825	$1,125	$(300)
Interest expense	(343,311)	(376,414)	33,103
Gain on sales of real estate assets and acquisition of joint venture interest	2,223	501	1,722
Gain (loss) on extinguishment of debt, net	(20,063)	—	(20,063)
Other	(11,004)	(513)	(10,491)
Total other income (expense)	$(371,330)	$(375,301)	$3,971

Dividends and interest
Dividends and interest remained approximately the same for 2013 as compared to the corresponding period in 2012.

Interest expense
Interest expense decreased by $33.1 million for 2013, as compared to the corresponding period in 2012, primarily due to the 2013 repayment of $2.6 billion of secured mortgage and term loans with a weighted-average interest rate of 5.69% which decreased interest expense by approximately $50.0 million, partially offset by $16.2 million of interest expense on our Unsecured Credit Facility which we entered into in July 2013. The 2013 secured mortgage and term loan repayments were financed primarily from proceeds of our Unsecured Credit Facility which had a weighted average of 2.4% as of December 31, 2013. During 2013, our Debt obligations, net decreased by $518.0 million primarily due to a portion of our IPO proceeds being used to repay outstanding borrowings under the revolving portion of the Unsecured Credit Facility partially offset by debt assumed from the Acquired Properties.

Gain on sales of real estate assets
During 2013, we disposed of two land parcels for aggregate proceeds of $1.4 million resulting in an aggregate gain of $1.1 million. In addition, we purchased the remaining 70% interest in a shopping center held through an unconsolidated joint venture resulting in a gain of $1.1 million on the step-up of the original 30% interest. During 2012, we sold one land parcel and two buildings for aggregate net proceeds of $1.4 million.

Gain (loss) on extinguishment of debt, net
During 2013, we recognized $20.1 million of losses on extinguishment of debt, net resulting from the write-offs of unamortized debt issuance costs and premium/discounts associated with repayments of certain of our debt obligations.

Other
Other increased by $10.5 million for 2013, as compared to the corresponding period in 2012, primarily due to $6.0 million of expenses related to BPG's IPO.

Equity in Income of Unconsolidated Joint Ventures (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Equity in income of unconsolidated joint ventures	$1,167	$687	$480
Impairment of investment in unconsolidated joint ventures	$—	$(314)	$314

Equity in income of unconsolidated joint ventures increased by $0.5 million for 2013, as compared to corresponding period in 2012, primarily due to increased operating performance of certain of our unconsolidated joint ventures. During 2012, we recognized provisions for impairment associated with certain of our unconsolidated joint venture investments due to the operating performance of these unconsolidated joint ventures.

Discontinued Operations (in thousands)

	Year ended December 31,
	2013	2012	$ Change
Discontinued operations:
Income (loss) from discontinued operations	$3,504	$(2,438)	$5,942
Gain on disposition of operating properties	3,392	5,369	(1,977)
Impairment of real estate held for sale	(45,122)	(13,599)	(31,523)
Loss from discontinued operations	$(38,226)	$(10,668)	$(27,558)

Income (loss) from discontinued operations
Results from discontinued operations include the results from: (i) 33 Non-Core shopping centers disposed of during the three months ended March 31, 2014, (ii) 18 shopping centers disposed of in 2013; and (iii) 19 shopping centers and one retail building sold during 2012.

Gain on disposition of operating properties
During 2013, the gain on disposition of operating properties was attributable to the sale of four shopping centers for aggregate proceeds of $12.4 million. In connection with the sale of shopping centers in 2012, we recognized a gain of $5.4 million.

Impairment of real estate held for sale
During 2013, as a result of our strategy to dispose of certain shopping centers, we recognized provisions for impairment of $45.1 million relating to 14 shopping centers disposed of during 2013 and 14 properties disposed of during the three months ended March 31, 2014.
During 2012, we recognized provisions for impairment of $13.6 million in connection with the disposal of 19 shopping centers. For purposes of measuring the provision, fair value was determined based upon the contracts with buyers and then adjusted to reflect associated disposition costs.

Comparison of the Year Ended December 31, 2012 to the periods from January 1, 2011 through June 27, 2011 and the period from June 28, 2011 to December 31, 2011
Revenues (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Revenue
Rental income	$851,654	$429,365	$412,929
Expense reimbursements	225,848	112,416	114,879
Other revenue	11,233	5,331	7,588
Total revenues	$1,088,735	$547,112	$535,396

Rental income
The increase in rental income for 2012 of approximately $9.4 million from 2011 was primarily due to the combined impact of a $16.2 million increase in ABR driven by a 70 basis point increase in occupancy as well as an increase in leasing spreads of 6.4% for both new and renewal leases and an increase in straight line rent amortization of $3.5 million due to the effects of the Acquisition being included in our results of operations for a full year, partially offset by a $10.1 million net decrease in the amortization of above and below market lease intangibles due to the expiration and termination of leases during 2011 and 2012.

Expense reimbursements
The decrease in expense reimbursements of $1.4 million was primarily due to a decrease in operating costs partially offset by an increase in the expense recovery percentage to 82.4% in 2012 from 81.7% in 2011 primarily due to higher occupancy rates in our portfolio.

Other revenue
The decrease in other revenue of approximately $1.7 million for 2012, as compared to 2011, was primarily due to a decrease in fee revenues.

Operating expenses (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Operating expenses
Operating costs	$118,929	$59,461	$64,409
Real estate taxes	155,210	77,487	76,763
Depreciation and amortization	488,714	283,763	168,690
Provision for doubtful accounts	11,544	8,465	10,348
Acquisition related costs	—	—	5,647
General and administrative	88,931	49,874	57,363
Total operating expenses	$863,328	$479,050	$383,220

Operating costs
The decrease in operating costs in 2012 of $4.9 million, as compared to 2011, was due to decreased snow removal costs of $3.0 million and decreased utilities of $1.1 million due to a milder winter, decreased repairs and maintenance costs of $2.9 million and decreased tenant related legal costs of $1.0 million. These decreases were partially offset with increased insurance costs of $2.6 million.

Real estate taxes
Real estate taxes for 2012 increased by $1.0 million from 2011 due to higher assessments at certain properties.

Depreciation and amortization
The increase in depreciation and amortization of $36.3 million for 2012, as compared to 2011, was primarily due to $18.2 million from the Acquisition resulting from the change in basis recorded in connection therewith and $17.9 million due to capital expenditures since the Acquisition.

Provision for doubtful accounts
The decrease of $7.3 million in the provision for doubtful accounts for 2012, as compared to 2011, was primarily due to lower billed receivables which, before the allowance for bad debt, decreased from $74.2 million as of December 31, 2011 to $58.7 million as of December 31, 2012. Moreover, the provision for doubtful accounts as a percentage of total revenues decreased from 1.93% for the period January 1, 2011 to June 27, 2011 to 1.55% for the period June 28, 2011 to December 31, 2011 to 1.06% for 2012.

Acquisition-related costs
Acquisition costs incurred during 2011 primarily related to the Acquisition and included legal, accounting, consulting, advisory fees and transfer taxes and other acquisition costs.

General and administrative
General and administrative costs decreased by $18.3 million for 2012, as compared to 2011, due to (i) decreased personnel costs of approximately $7.1 million due to reductions made in staffing coupled with a one-time retention bonus payment made to certain employees in 2011, (ii) tax consulting fees of approximately $4.9 million due to increased costs incurred during 2011 as a result of the Acquisition coupled with reduced tax complexity post-Acquisition, (iii) state franchise taxes of $5.9 million in 2012 due to change in structure as a result of the Acquisition and (iv) state transfer taxes of $6.2 million. Transfer taxes unrelated to the Acquisition were incurred during the Predecessor period from January 1, 2011 through June 27, 2011. These decreases were partially offset by an increase of $5.4 million related to stock based compensation expense due to long-term incentive awards granted to certain of our employees in November 2011 and increased severance costs of approximately $0.7 million due to staff reductions.

Other income (expense) (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Other income (expense)
Dividends and interest	$1,125	$641	$815
Interest expense	(376,414)	(199,221)	(189,380)
Gain on sale of real estate	501	—	—
Gain (loss) on extinguishment of debt, net	—	917	—
Other	(513)	1,224	(3,732)
Total other income (expense)	$(375,301)	$(196,439)	$(192,297)

Dividends and interest
Dividends and interest income decreased slightly due to lower cash balances during 2012, as compared to the 2011 periods.

Interest expense
Interest expense decreased $12.2 million for 2012, as compared to 2011, primarily due to: (i) a $3.4 million decrease due to repayments of unsecured bonds of approximately $29.6 million in November 2011 and $95.8 million during 2012; (ii) a $30.0 million decrease due to the repayment of approximately $2.4 billion of debt in connection with the Acquisition; (iii) a $10.4 million decrease due to the mark-to-market debt adjustment as a result of the Acquisition; (iv) a $2.1 million decrease in loan defeasance costs that were incurred in 2011 in connection with the Acquisition; (v) increased capitalized interest of approximately $1.1 million due to increased redevelopment spend; (vi) decreased loan consent fees of $0.9 million that were incurred in connection with the Acquisition in 2011 that were not incurred in 2012; and (vii) decreased advisor costs of approximately $3.2 million that were incurred during the Predecessor period. These decreases were partially offset by interest costs of approximately $43.4 million related to the financing incurred as part of the Acquisition of $1.5 billion.

Gain on sale of real estate
During 2012, we sold one land parcel and two buildings for net proceeds of $1.4 million.

During the period from June 28, 2011 through December 31, 2011, we sold approximately 1.1 acres of land for net proceeds of $0.7 million. There was no gain or loss recognized on the sale.

Gain (loss) on extinguishment of debt, net
During the period from June 28, 2011 through December 31, 2011, we recognized a $0.9 million gain on extinguishment of debt resulting from the write-off of unamortized debt issuance costs and premium/discounts associated with repayments of certain of our debt obligations.

Other
The change in Other includes a $3.3 million impairment of intangible assets for the Predecessor period from January 1, 2011 through June 27, 2011. The intangible assets consisted of property management contracts that were fully impaired as of the date of the Acquisition.

Equity income (loss) in unconsolidated joint ventures (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Equity in income (loss) of unconsolidated joint ventures	$687	$(160)	$(381)
Impairment of investment in unconsolidated joint ventures	$(314)	$—	$—

Equity in income (loss) of unconsolidated joint ventures increased by $1.2 million in 2012, as compared to 2011, due to improved operating performance of the properties owned by certain of the unconsolidated joint ventures coupled with a gain on a land parcel sale in one of the unconsolidated joint ventures.

During 2012, we recognized provisions for impairment associated with certain of our unconsolidated joint ventures investments due to the operating performance of these unconsolidated joint ventures.

Discontinued operations (in thousands)

	Successor		Predecessor
	Year Ended December 31, 2012	Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
Discontinued operations:
Income (loss) from discontinued operations	$(2,438)	$(5,762)	$2,019
Gain on disposition of operating properties	5,369	—	—
Impairment of real estate held for sale	(13,599)	—	(8,608)
Loss from discontinued operations	$(10,668)	$(5,762)	$(6,589)

Income (loss) from discontinued operations
Results from discontinued operations include the results from: (i) 33 Non-Core shopping centers disposed of during the three months end March 31, 2014; (ii) 18 shopping centers disposed of in 2013; (iii) 19 shopping centers and one retail building sold during 2012; and (iv) two shopping centers sold during the period from January 1, 2011 through June 27, 2011.

Gain on disposition of operating properties
In connection with the sale of shopping centers in 2012, we recognized a gain of $5.4 million.

Impairment of real estate held for sale
In connection with the disposition of 19 shopping centers in 2012 we recognized $13.6 million of provisions for impairment. For purposes of measuring the provision, fair value was determined based upon the contracts with buyers or for purchase and then adjusted to reflect associated disposition costs.

Same Property Net Operating Income
Same Property NOI is calculated (using properties owned as of the end of both reporting periods and for the entirety of both periods excluding properties classified as discontinued operations), as rental income (minimum rent, percentage rents, tenant recoveries and other property income) less rental operating expenses (property operating expenses, real estate taxes and bad debt expense) of the properties owned by us. Same Property NOI excludes corporate level income (including transaction and other fees), lease termination income, straight-line rent and amortization of above-/below-market leases of the same property pool from the prior year reporting period to the current year reporting period.

Same Property NOI is a supplemental, non-GAAP financial measure utilized to evaluate the operating performance of real estate companies and is frequently used by securities analysts, investors and other interested parties in understanding business and operating results regarding the underlying economics of our business operations. It includes only the net operating income of properties owned for the full period presented, which eliminates disparities in net income due to the acquisition or disposition of properties during the period presented, and therefore provides a more consistent metric for comparing the performance of properties. Management uses Same Property NOI to review operating results for comparative purposes with respect to previous periods or forecasts, and also to evaluate future prospects. Same Property NOI is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, net income (determined in accordance with GAAP) or other GAAP financial measures. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of Same Property NOI may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs.

Comparison of the Year Ended December 31, 2013 to the Year Ended December 31, 2012

	Twelve Months Ended
	12/31/13	12/31/12	Change

Number of properties (a)	479	479	—
Percent billed	90.8%	90.0%	0.8%
Percent leased	92.6%	91.3%	1.3%

Revenues
Rental income	$814,232	$790,046	$24,186
Expense reimbursements	241,328	227,919	13,409
Other revenues	6,342	6,115	227
	1,061,902	1,024,080	37,822
Operating expenses
Property operating costs	(116,923)	(118,582)	1,659
Real estate taxes	(167,393)	(156,584)	(10,809)
Provisions for doubtful accounts	(10,902)	(11,534)	632
	(295,218)	(286,700)	(8,518)
Same property NOI	$766,684	$737,380	$29,304

(a)	Arapahoe Crossings, L.P., in which we owned a 30% interest prior to our July 31, 2013 acquisition of the remaining 70%, is reflected in Same Property NOI as if we owned 100% for all of 2013 and 2012.

Same Property NOI increased $29.3 million or 4.0% for the year ended December 31, 2013, as compared to the same period in 2012, primarily due to (i) a $24.2 million increase in rental income driven by an increase in billed occupancy to 90.8% from 90.0% and an increase in ABR per square foot to $11.82 from $11.60, and (ii) an increase in the expense recovery percentage to 84.9% from 82.8% driven by higher occupancy and an increase in real estate taxes which have a higher recovery rate than operating expenses.

The following table provides a reconciliation of net loss attributable to the Brixmor Operating Partnership LP to Same Property NOI for the periods presented above (dollars in thousands):

	Year Ended December 31,
	2013	2012
Net income (loss) attributable to Brixmor Operating Partnership LP	$(120,232)	$(161,495)
Adjustments:
Revenue adjustments (1)	(76,100)	(66,711)
Depreciation and amortization	438,730	488,714
Impairment of real estate assets	1,531	—
General and administrative	121,079	88,931
Total other expense	371,330	375,301
Equity in income of unconsolidated joint ventures	(1,167)	(687)
Impairment of investment in unconsolidated joint venture	—	314
Pro rata share of Same Property NOI of unconsolidated joint ventures	719	617
Loss from discontinued operations	38,226	10,668
Net loss attributable to non-controlling interests	1,355	1,306
Non-same property NOI	(8,787)	422
Same property NOI	$766,684	$737,380
(1) Includes adjustments for lease settlement income, straight-line rents, above- and below-market rent amortization, net and fee income from managed properties and unconsolidated joint ventures.

Comparison of the Year Ended December 31, 2012 to the Year Ended December 31, 2011

	Twelve Months Ended
	12/31/2012	12/31/2011	Change

Number of properties (a)	479	479	—
Percent billed	90.0%	87.2%	2.8%
Percent leased	91.3%	90.6%	0.7%

Revenues
Rental income	$786,519	$767,801	$18,718
Expense reimbursements	226,614	220,876	5,738
Other revenues	6,092	18,104	(12,012)
	1,019,225	1,006,781	12,444
Operating expenses
Property operating costs	(117,987)	(125,044)	7,057
Real estate taxes	(155,322)	(154,982)	(340)
Provisions for doubtful accounts	(11,545)	(18,993)	7,448
	(284,854)	(299,019)	14,165
Same property NOI	$734,371	$707,762	$26,609

(a)
Arapahoe Crossings, L.P., in which we owned a 30% interest prior to our July 31, 2013 acquisition of the remaining 70%, is reflected in Same Property NOI based on our 30% ownership interest 2012 and 2011.

Same Property NOI increased $26.6 million or 3.8% for the year ended December 31, 2012, as compared to the same period in 2011, primarily due to (i) a $18.7 million increase in rental income driven by an increase in billed occupancy to 90.0% from 87.2% and an increase in overall leasing spreads of 6.3%, (ii) an increase in the expense recovery percentage to 82.5% from 82.1% driven by higher occupancy, and (iii) a $14.2 million decrease in operating expenses driven by a decrease in landlord expenses and a decrease in provision for doubtful accounts. The decrease in the provision for doubtful accounts was primarily attributable to lower receivable balances. Moreover, the provision for doubtful accounts as a percentage of total revenues decreased from 1.89% for 2011 to 1.13% for 2012.

The following table provides a reconciliation of net loss attributable to the Brixmor Operating Partnership LP to Same Property NOI for the periods presented above (dollars in thousands):

	Year Ended December 31,
	2012	2011
Net income (loss) attributable to Brixmor Operating Partnership LP	$(161,495)	$(182,795)
Adjustments:
Revenue adjustments (1)	(71,009)	(79,928)
Depreciation and amortization	488,714	452,453
Acquisition related costs	—	5,647
General and administrative	88,931	107,237
Total other expense	375,301	388,736
Equity in income of unconsolidated joint ventures	(687)	541
Impairment of investment in unconsolidated joint venture	314	—
Pro rata share of Same Property NOI of unconsolidated joint ventures	1,906	1,905
Loss from discontinued operations	10,668	12,351
Net loss attributable to non-controlling interests	1,306	1,405
Non-same property NOI	422	210
Same property NOI	$734,371	$707,762
(1) Includes adjustments for lease settlement income, straight-line rents, above- and below-market rent amortization, net and fee income from managed properties and unconsolidated joint ventures.

Liquidity and Capital Resources
We anticipate that our cash flows from the sources listed below will provide adequate capital for the next 12 months for all anticipated uses, including all scheduled principal and interest payments on our outstanding indebtedness, current and anticipated tenant improvements, distributions to our partners in amounts sufficient to enable BPG to maintain its qualification as a REIT and other capital obligations associated with conducting our business.

Our primary expected sources and uses and capital are as follows:
Sources

•	cash and cash equivalents;

•	operating cash flow;

•	available borrowings under our existing revolving credit facility;

•	issuance of long-term debt; and

•	asset sales.
Uses
Short term:

•	leasing costs and tenant improvements allowances;

•	active anchor space repositioning/redevelopments;

•	recurring maintenance capital expenditures;

•	debt repayment requirements;

•	corporate and administrative costs; and

•	distribution payments.
Long term:

•	major active redevelopments, renovation or expansion programs at individual properties;

•	acquisitions; and

•	debt maturities.

Our cash flow activities are summarized as follows (dollars in thousands):

	Successor			Predecessor
	Year Ended December 31,		Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
	2013	2012
Cash flows provided by operating activities	$331,988	$269,509	$97,996	$117,093
Cash flows used in investing activities	$(86,361)	$(118,499)	$(1,387,031)	$(18,842)
Cash flows provided by (used in) financing activities	$(230,102)	$(159,147)	$1,394,653	$(354,573)

Operating Activities
Cash and cash equivalents were $113.0 million and $97.5 million as of December 31, 2013 and December 31, 2012, respectively.

Our net cash flow provided by operating activities primarily consist of net income from property operations, adjusted for non-cash items including depreciation and amortization, gains and impairments, and equity based compensation expense.

For the year ended December 31, 2013, net cash flow provided by operating activities increased $62.5 million as compared to the corresponding period in 2012. The increase is primarily due to a $29.3 million increase in Same Property NOI, NOI generated from the Acquired Properties, a decrease in interest expense due to repayments of secured mortgage and term loans and unsecured notes and a decrease in general and administrative expense.  These increases were partially offset by costs incurred in BPG's IPO.

For the year ended December 31, 2012, net cash flow provided by operating activities was $269.5 million, as compared to $98.0 million for the period from June 28, 2011 through December 31, 2011 and $117.1 million for the period from January 1, 2011 through June 27, 2011. The increase of $54.4 million is primarily due to (i) an increase in same property NOI of $27.0 million, (ii) a decrease in general and administrative costs of $22.7 million excluding the compensation expense related to the Class B units, and (iii) a decrease in acquisition related costs of $5.6 million.

Investing Activities
Net cash flow used in investing activities is impacted by the nature, timing and extent of improvements made to our shopping centers, allowances provided to our tenants, and our acquisition and disposition programs. Capital used to fund these activities, and the source thereof, can vary significantly from period to period based on, for example, negotiations with tenants and their willingness to pay higher base rents over the terms of their respective leases as well as the availability of operating cash flows. Net cash flow used in investing activities is also impacted by the level of recurring property capital expenditures in a given period. Recurring capital expenditures are costs to maintain properties and their common areas including new roofs, paving of parking lots and other general upkeep items. Recurring capital expenditures per square foot for the years ended December 31, 2013, 2012 and 2011, were $0.26, $0.28 and $0.28, respectively.

For the year ended December 31, 2013, net cash flow used in investing activities decreased $32.1 million as compared to the corresponding period in 2012. The decrease was primarily due to a decrease of $26.8 million expended in 2013 on building improvements and expansion, and an increase of $8.4 million in 2013 in proceeds received from sales of real estate assets.

For the year ended December 31, 2012, net cash flow used in investing activities decreased $1,287.4 million as compared to the corresponding period in 2011. The decrease was primarily due to the effects of the Acquisition, which resulted in the use of $1.3 billion of our capital. Proceeds from asset sales generally remained stable in 2012 as compared to 2011. During 2012, we disposed of 19 shopping centers, two buildings and one land parcel for aggregate proceeds of $50.6 million. During the period from June 28, 2011 through December 31, 2011, we sold approximately 1.1 acres of land for aggregate proceeds of $0.7 million. During the period from January 1, 2011 through June 27, 2011, we sold two shopping centers for proceeds of $53.5 million.

Currently, our anchor space repositioning/redevelopments in our Total Portfolio relate to 19 shopping centers for which we anticipate incurring approximately $88.7 million in improvements, of which $56.1 million had not yet been incurred as of December 31, 2013.

Financing Activities
Our net cash flow used in financing activities is impacted by the nature, timing and extent of issuances of debt and equity, principal and other payments associated with our outstanding indebtedness, and prevailing market conditions associated with each source of capital.

For the year ended December 31, 2013, net cash used in financing activities increased $71.0 million as compared to the corresponding period in 2012. The increase was due to (i) an increase of $855.4 million of repayments of debt obligations, net of borrowings, (ii) an increase of $68.9 million in distributions to partners and distributions to non-controlling interests and (iii) an increase of $20.3 million in deferred financing costs associated with the Unsecured Credit Facility, partially offset by $873.7 million in contributions from partners.

For the year ended December 31, 2012, net cash used in financing activities was $159.1 million as compared to net cash provided by financing activities of $1.4 billion for the period from June 28, 2011 through December 31, 2011 and the net cash used in financing activities of $354.6 million for the period from January 1, 2011 through June 27, 2011. The decrease was due to $2,193.3 million of partner contributions in 2011 related to the Acquisition, partially offset by $923.5 million in net repayment of debt obligations primarily due to the repayment of debt in connection with the Acquisition.

Debt transactions
On July 16, 2013, the Operating Partnership entered into an unsecured credit facility (the “Unsecured Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A. and Wells Fargo Bank, National Association, as syndication agents and Barclays Capital plc, Citibank, N.A., Deutsche Bank Securities Inc. and Royal Bank of Canada, as documentation agents.

The Unsecured Credit Facility consists of (i) $1.25 billion revolving credit facility (the “Revolving Facility), maturing on July 31, 2017, with a one-year extension option; and (ii) a $1.5 billion term loan facility (the “Term Loan Facility”), which will mature on July 31, 2018. Through October 28, 2013, the obligations under the Unsecured Credit Facility were guaranteed by both BPG Subsidiary Inc. ("BPG Sub") and Brixmor OP GP LLC, the general partner of the Operating Partnership (together, the "Parent Guarantors"), as well as by both Brixmor Residual Holding LLC and Brixmor GA America LLC (together, the "Material Subsidiary Guarantors"). Effective October 28, 2013, pursuant to the terms of the Unsecured Credit Facility, the guarantees by the Material Subsidiary Guarantors were terminated. The Revolving Facility includes borrowing capacity available for letters of credit and for short-term borrowings and an option for us to increase the size of the facility, raise incremental credit facilities, and extend the maturity date subject to certain limitations.

Unsecured Credit Facility borrowings bear interest, at our Operating Partnership’s option, at a rate equal to a margin over either (a) a base rate determined by reference to the highest of (1) the administrative agent’s prime lending rate, (2) the federal funds effective rate plus half of 1%, and (3) the LIBOR rate that would be payable on such day for a LIBOR rate loan with a one-month interest period plus 1% or (b) a LIBOR rate determined by reference to the BBA LIBOR rate for the interest period relevant to a particular borrowing.
The margin associated with Term Loan Facility borrowings is based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.4% to 2.0% for LIBOR rate loans. The margin associated with Revolving Facility borrowings is also based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00%, for LIBOR rate loans.

Our Operating Partnership, in addition to recurring interest payments, is required to pay a commitment fee to the lenders related to the Revolving Facility in respect of the unutilized commitments thereunder and customary letter of credit fees. The commitment fee is based on the daily-unused amount and is either 0.25% or 0.175% per annum. Voluntary prepayments are permitted at any time without premium or penalty, subject to certain minimum amounts and the payment of customary “breakage” costs in respect of LIBOR rate loans. The Unsecured Credit Facility requires no amortization payments.

During 2013, in addition to the Unsecured Credit Facility, we refinanced $42.0 million of mortgage loans with the proceeds of a $57.0 million mortgage loan. The $57.0 million mortgage loan, which closed on February 27, 2013 and was repaid during the three months ended June 30, 2014, was secured by three shopping centers, bore interest at a rate equal to LIBOR (subject to a floor of 25 basis points) plus a spread of 350 basis points, and required interest payments monthly. We also repaid $2.6 billion of mortgages and secured loans and repaid $51.0 million of unsecured notes. These repayments were funded primarily from borrowings under the Operating Partnership’s Unsecured Credit Facility. A portion of the proceeds from BPG’s IPO were used to repay a portion of the outstanding balance under the Revolving Facility.

During 2012, certain of our indirect wholly-owned subsidiaries obtained mortgage loans totaling $360.0 million which were secured by 30 of our shopping centers and a guaranty by BPG Subsidiary of certain customary recourse carveout liabilities. The loans bore interest at a rate equal to LIBOR (subject to a floor of 50 basis points) plus a spreads ranging from 375 to 395 basis points and required monthly payments. $270.0 million was repaid in 2013 and the remaining $90.0 million was repaid during the three months ended March 31, 2014. In addition during 2012, $403.6 million of mortgage debt and $95.8 million of unsecured notes was repaid with proceeds from the loans described above and cash.

During 2011, in connection with the Acquisition, we repaid and/or refinanced a $1,652.0 million bridge loan and $714.4 million of mortgage and secured loans, using proceeds from $1,480.0 million of mortgage and secured loans and $886.0 million of the initial capital contribution made by an affiliate of BPG’s Sponsor. The repayment and refinancing of this indebtedness commenced our strategy of deleveraging our balance sheet. In addition financing was obtained under two mezzanine loan facilities in the amount of $225.0 million, which were secured by, among other things, the limited liability company interests of certain of our indirect wholly-owned subsidiaries that owned seven community and neighborhood shopping centers. The $225.0 million was repaid in 2013. In addition during 2011, we also repaid approximately $171.4 million of unsecured notes with cash.

Contractual Obligations
Our contractual debt obligations relate to our notes payable, mortgages and secured loans and financing liabilities with maturities ranging from one year to 18 years, and non-cancelable operating leases pertaining to our shopping centers.

The following table summarizes our debt maturities (excluding options and fair market debt adjustments) and obligations under non-cancelable operating leases as of December 31, 2013.

Contractual Obligations	Payment due by period
(in thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt (1)	$5,901,978	$327,553	$2,315,474	$2,168,825	$1,090,126
Interest payments (2)	1,128,401	287,850	451,225	227,880	161,446
Financing liabilities	172,690	891	132,917	2,199	36,683
Operating leases	134,201	8,616	16,712	15,274	93,599

Total	$7,337,270	$624,910	$2,916,328	$2,414,178	$1,381,854

(1)	Debt includes scheduled amortization and scheduled maturities for mortgages and secured loans, credit facilities and notes payable.

(2)
We incur variable rate interest on $271.5 million and $600.0 million of debt related to the Unsecured Credit Facility and Term Loan, respectively. The margin associated with Unsecured Credit Facility borrowings is based on a total leverage based grid and ranges from 0.40% to 1.00%, for base rate loans, and 1.40% to 2.00%, for LIBOR rate loans. The margin associated with the Term Loan is based on a total leverage based grid and ranges from 0.35% to 0.75%, for base rate loans, and 1.35% to 1.75% for LIBOR rate loans.

As of December 31, 2013, we had $353.6 million of notes payable outstanding, excluding the impact of unamortized premiums, with a weighted average interest rate of 6.03%. The agreements related to these notes payable contain certain covenants, including the maintenance of certain financial coverage ratios. As of December 31, 2013, we were in compliance with the covenants.
The holders of the notes issued under our 1995 indenture have a put right that requires us to repurchase notes tendered by holders (but does not require such holders to tender their notes) for an amount equal to the principal amount plus accrued and unpaid interest on January 15, 2014. As of December 31, 2013, there was $104.6 million aggregate principal amount of notes outstanding under the 1995 indenture. In January 2014, $57.7 million of the outstanding notes were tendered by holders and repurchased by us.

Funds From Operations
FFO is a supplemental non-GAAP financial measure utilized to evaluate the operating performance of real estate companies. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) in accordance with GAAP excluding (i) gain (loss) on disposition of operating properties, and (ii) extraordinary items, plus (iii) depreciation and amortization of operating properties, (iv) impairment of operating properties and real estate equity investments, and (v) after adjustments for joint ventures calculated to reflect funds from operations on the same basis.

FFO attributable to partners is FFO as further adjusted to exclude net income (loss) attributable to Series A interest and non-controlling interests not convertible into partnership common units. We believe FFO attributable to partners is a meaningful supplemental measure that is more reflective of our operating performance by excluding FFO attributable Series A interest and to non-controlling interests not convertible into common stock.

We present FFO and FFO attributable to partners as we consider them important supplemental measures of our operating performance and we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. FFO and FFO attributable to partners should not be considered as alternatives to net income (determined in accordance with GAAP) as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as measures of liquidity. Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of FFO and FFO attributable to partners may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to similarly titled measures presented by such other REITs. Investors are cautioned that items excluded from FFO and FFO attributable to partners are significant components in understanding and addressing financial performance.

The following table provides a reconciliation of net income (loss) to FFO and FFO attributable to partners is as follows (in thousands):

	Successor			Predecessor
	Year Ended December 31,		Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
	2013	2012
Net income (loss)	$(118,877)	$(160,189)	$(134,299)	$(47,091)
Gain on disposition of operating properties	(3,392)	(5,369)	—	—
Gain on disposition of unconsolidated joint ventures	—	(24)	30	—
Depreciation and amortization-real estate related-continuing operations	436,730	485,962	281,817	166,529
Depreciation and amortization-real estate related-discontinued operations	11,504	21,720	14,936	10,683
Depreciation and amortization-real estate related-unconsolidated joint ventures	180	817	476	908
Impairment of operating properties	43,582	13,599	—	8,608
Impairment of unconsolidated joint ventures	—	314	—	—
FFO	369,727	356,830	162,960	139,637
Adjustments attributable to Series A interest and non-controlling interests not convertible into partnership common units	(7,155)	(1,306)	(653)	(752)
FFO attributable to partners	$362,572	$355,524	$162,307	$138,885

EBITDA and Adjusted EBITDA
Earnings before interest, tax depreciation and amortization (“EBITDA”) is calculated as the sum of net income (loss) in accordance with GAAP before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for (i) acquisition related costs, (ii) gain (loss) on disposition of operating properties, (iii) impairment of real estate assets and real estate equity investments, (iv) gain (loss) on disposition of unconsolidated joint ventures, (v) gain (loss) on extinguishment of debt, and (vi) after adjustments attributable to Series A interest and non-controlling interests not convertible into partnership common units.

EBITDA and Adjusted EBITDA are supplemental, non-GAAP measures utilized in various financial ratios and are helpful to securities analysts, investors and other interested parties in the evaluation of REITs, as a measure of Brixmor’s operational performance because EBITDA and Adjusted EBITDA exclude various items that do not relate to or are not indicative of its operating performance. In addition, it includes the results of operations of real estate properties that have been sold or classified as real estate held for sale at the end of the reporting period. Accordingly, the use of EBITDA and Adjusted EBITDA in various ratios provides a meaningful performance measure as it relates to its ability to meet various coverage tests for the stated period.  EBITDA and Adjusted EBITDA should not be considered as alternatives to net income (determined in accordance with GAAP)

as indicators of financial performance and are not alternatives to cash flow from operating activities (determined in accordance with GAAP) as a measure of liquidity.

Non-GAAP financial measures have limitations as they do not include all items of income and expense that affect operations and, accordingly, should always be considered as supplemental to financial results presented in accordance with GAAP. Computation of EBITDA and Adjusted EBITDA may differ in certain respects from the methodology utilized by other REITs and, therefore, may not be comparable to such other REITs. Investors are cautioned that items excluded from EBITDA and Adjusted EBITDA are significant components in understanding and addressing financial performance.

The following table provides a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) (dollars in thousands):

	Successor			Predecessor
	Year Ended December 31,		Period from June 28, 2011 through December 31, 2011	Period from January 1, 2011 through June 27, 2011
	2013	2012
Net income (loss)	$(118,877)	$(160,189)	$(134,299)	$(47,091)
Interest expense-continuing operations	343,311	376,414	199,221	189,380
Interest expense-discontinued operations	6,564	10,929	6,216	2,991
Interest expense-unconsolidated joint ventures	651	1,589	852	—
Federal and state taxes	2,843	2,171	3,414	10,590
Depreciation and amortization-continuing operations	438,730	488,714	283,763	168,690
Depreciation and amortization-discontinued operations	11,504	21,720	14,936	10,683
Depreciation and amortization-unconsolidated joint ventures	180	817	476	908
EBITDA	$684,906	$742,165	$374,579	$336,151

Acquisition-related costs	—	—	—	5,647
Gain on disposition of operating properties	(3,392)	(5,369)	—	—
Gain from development/land sales and acquisition of joint venture interests	(2,223)	(501)	—	—
Gain on disposition of unconsolidated joint ventures	—	(24)	30	—
Loss (gain) on extinguishment of debt, net	17,769	—	(917)	—
Impairment of operating properties and land sales	1,531	—	—	—
Impairment of real estate held for sale	45,122	13,599	—	8,608
Impairments of real estate joint ventures	—	314	—	—
Adjustments to Series A interest and non-controlling interest not convertible into partnership common units	(4,059)	(1,306)	(653)	(752)
Total adjustments	54,748	6,713	(1,540)	13,503
Adjusted EBITDA	$739,654	$748,878	$373,039	$349,654

Our Critical Accounting Policies
Our discussion and analysis of the historical financial condition and results of operations is based upon our Consolidated Financial Statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. Actual results could ultimately differ from those estimates. For a discussion of recently-issued and adopted accounting standards, see Note 1 to financial statements included in Exhibit 99.1 of this Form 8-K.

Revenue Recognition and Receivables
Rental revenue is recognized on a straight-line basis over the terms of the related leases.  The cumulative difference between rental revenue recognized in the Combined Consolidated Statements of Operations and contractual payment terms is recorded as deferred rent and presented on the accompanying Consolidated Balance Sheets within Receivables, net.

The Operating Partnership commences recognizing revenue based on an evaluation of a number of factors. In most cases, revenue recognition under a lease begins when the lessee takes possession of or controls the physical use of the leased asset. Generally, this occurs on the lease commencement date.

Certain leases also provide for percentage rents based upon the level of sales achieved by a lessee.  These percentage rents are recognized upon the achievement of certain pre-determined sales levels. Leases also typically provide for reimbursement of common area maintenance, property taxes and other operating expenses by the lessee which are recognized in the period the applicable expenditures are incurred.

The determination of who is the owner, for accounting purposes, of tenant improvements (where provided) determines the nature of the leased asset and when revenue recognition under a lease begins. If the Operating Partnership is the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete. If the Operating Partnership concludes it is not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset is the unimproved space and any tenant improvement allowances funded under a lease are accounted for as lease incentives which are amortized as a reduction of revenue recognized over the term of the lease. In these circumstances, the Operating Partnership commences revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements. In making this assessment, the Operating Partnership considers a number of factors, each of which individually is not determinative.

Gains from the sale of depreciated operating properties are generally recognized under the full accrual method, provided that various criteria relating to the terms of the sale and subsequent involvement by the Operating Partnership with the applicable property are met.

The Operating Partnership periodically evaluates the collectability of its receivables related to base rents, straight-line rent, expense reimbursements and those attributable to other revenue generating activities. The Operating Partnership analyzes its receivables and historical bad debt levels, tenant credit-worthiness and current economic trends when evaluating the adequacy of its allowance for doubtful accounts. In addition, tenants in bankruptcy are analyzed and estimates are made in connection with the expected recovery of pre-petition and post-petition claims.

Real Estate
Real estate assets are recorded in the Consolidated Balance Sheets at historical cost, less accumulated depreciation and amortization. Upon acquisition of real estate operating properties, management estimates the fair value of acquired tangible assets (consisting of land, buildings, and tenant improvements), identifiable intangible assets and liabilities (consisting of above and below-market leases, in-place leases and tenant relationships), and assumed debt based on an evaluation of available information. Based on these estimates, the estimated fair value is allocated to the acquired assets and assumed liabilities.

The fair values of tangible assets are determined as if the acquired property is vacant. Fair value is determined using an exit price approach, which contemplates the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. If, up to one year from the acquisition date, information regarding the fair value of the assets acquired and liabilities assumed is received and estimates are refined, appropriate adjustments are made to the purchase price allocation on a retrospective basis. The Operating Partnership expenses transaction costs associated with business combinations in the period incurred.

In allocating the fair value to identifiable intangible assets and liabilities of an acquired operating property, the value of above-market and below-market leases is estimated based on the present value (using an interest rate reflecting the risks associated with leases acquired) of the difference between: (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management’s estimate of fair market lease rates for the property or an equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market or below-market intangible is amortized as a reduction of, or increase to, rental income over the remaining non-cancelable term of each lease, which includes renewal periods with fixed rental terms that are considered to be below-market.

In determining the value of in-place leases and tenant relationships, management evaluates the specific characteristics of each lease and the Operating Partnership's overall relationship with each tenant. Factors considered include, but are not limited to: the nature of the existing relationship with a tenant, the credit risk associated with a tenant, expectations surrounding lease renewals, estimated carrying costs of a property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Management also considers information obtained about a property in connection with its pre-acquisition due diligence. Estimated carrying costs include: real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical lease-up periods. Costs to execute similar leases include: commissions and legal costs to the extent that such costs are not already incurred with a new lease that has been negotiated in connection with the purchase of a property. The value assigned to in-place leases is amortized to expense over the remaining term of each lease. The value assigned to tenant relationships is amortized over the initial terms of the leases.

Certain real estate assets are depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Building and building and land improvements	20 - 40 years
Furniture, fixtures, and equipment	5 - 10 years
Tenant improvements	The shorter of the term of the related lease or useful life

Costs to fund major replacements and betterments, which extend the life of the asset, are capitalized and depreciated over their respective useful lives, while costs for ordinary repairs and maintenance activities are expensed as incurred.

When a real estate asset is identified by management as held-for-sale, the Operating Partnership discontinues depreciating the asset and estimates its sales price, net of estimated selling costs. If, in management's opinion, the estimated net sales price of an asset is less than its net carrying value, an adjustment is recorded to reflect the estimated fair value. Additionally, the real estate asset and related operations are classified as discontinued operations and separately presented within the Combined Consolidated Statements of Operations and within Other assets on the Consolidated Balance Sheets. Properties classified as real estate held-for-sale generally represent properties that are under contract for sale and are expected to close within 12 months.

On a periodic basis, management assesses whether there are indicators that the value of the Operating Partnership's real estate assets (including any related intangible assets or liabilities) may be impaired.

If an indicator is identified, a real estate asset is considered impaired only if management's estimate of current and projected operating cash flows (undiscounted and unleveraged), taking into account the anticipated and probability weighted holding period, are less than a real estate asset's carrying value. Various factors are considered in the estimation process, including expected future operating income, trends and prospects and the effects of demand, competition, and other economic factors. If management determines that the carrying value of a real estate asset is impaired, a loss will be recorded for the excess of its carrying amount over its fair value.

In situations in which a lease or leases associated with a significant tenant have been, or are expected to be, terminated early, the Operating Partnership evaluates the remaining useful lives of depreciable or amortizable assets in the asset group related to the lease that will be terminated (i.e., tenant improvements, above and below market lease intangibles, in-place lease value and leasing commissions). Based upon consideration of the facts and circumstances surrounding the termination, the Operating Partnership may write-off or accelerate the depreciation and amortization associated with the asset group. Such write-offs are included within Depreciation and amortization in the Combined Consolidated Statements of Operations.

Stock Based Compensation
In 2011 and 2013, prior to BPG’s IPO, certain employees of the Operating Partnership were granted long-term incentive awards which provide them with equity interests as an incentive to remain in the Operating Partnership’s service and align executives’ interests with those of BPG’s equity holders. The awards were granted by two of BPG’s current equity holders, BRE Retail Holdco L.P. and Blackstone Retail Transaction II Holdco L.P. (the “Partnerships”), in the form of Class B Units in each of the Partnerships. The awards were granted with service conditions and performance and market conditions.

In connection with the IPO, BPG's Board of Directors approved the 2013 Omnibus Incentive Plan (the “Plan”). The Plan provides for a maximum of 15,000,000 shares of the BPG's common stock to be issued for qualified and non-qualified options, stock appreciation rights, restricted stock and restricted stock units, OP Units in the Operating Partnership, performance awards and other stock-based awards.

The Operating Partnership accounts for equity awards in accordance with the Financial Accounting Standards Board (“FASB”) Stock Compensation guidance which requires that all share based payments to employees and non-employee directors be recognized in the statement of operations over the service period based on their fair value. Fair value is determined based on the type of award using either the grant date market price of the Operating Partnership’s stock, the Black-Scholes-Merton option-pricing model or a Monte Carlo simulation model. Share-based compensation expense is included in general and administrative in the Operating Partnership’s Combined Consolidated Statements of Operations.

Inflation
The majority of leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions contain clauses enabling us to receive percentage rents, which generally increase as prices rise but may be adversely impacted by tenant sales decreases, and/or escalation clauses which are typically related to increases in the consumer price index or similar inflation indices. In addition, we believe that many of our existing lease rates are below current market levels for comparable space and that upon renewal or re-rental such rates may be increased to be consistent with, or closer to, current market rates. This belief is based upon an analysis of relevant market conditions, including a comparison of comparable market rental rates, and upon the fact that many of our leases have been in place for a number of years and may not contain escalation clauses sufficient to match the increase in market rental rates over such time. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. In addition, we periodically evaluate our exposure to interest rate fluctuations, and may enter into interest rate protection agreements which mitigate, but do not eliminate, the effect of changes in interest rates on our floating rate loans.

In the normal course of business we also face risks that are either non-financial or non-qualitative. Such risks principally include credit risks and legal risks. For a discussion of other factors which may adversely affect our liquidity and capital resources, please see the section titled “Risk Factors” in Brixmor Property Group Inc.'s annual report on Form 10-K for the fiscal year ended December 31, 2013.

Off-Balance Sheet Arrangements
We had no material off-balance sheet arrangements as of December 31, 2013.